SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                           SWISSRAY INTERNATIONAL, INC
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    871016200
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                                 (CUSIP Number)

                                October 18, 2000
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871016200                     13G                           Page   of
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dominion Capital Fund Limited
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bahamas
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                  5    SOLE VOTING POWER

                       3,388,695 (see Note A)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             3,388,695 (see Note A)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,388,695  (see Note A)
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8% (see Note A)
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12  TYPE OF REPORTING PERSON*

    CO (see Note A)
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1      (a)   NAME OF ISSUER

                  Swissray International, Inc.

            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  80 Grasslands Road
                  Elmsford, New York 10523

ITEM 2      (a)   NAME OF PERSON FILING

                  Dominion Capital Fund Limited

            (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  c/o Citco Fund Services
                  3rd Floor, Bahamas Financial Centre
                  Charlotte & Shirley Streets
                  P.O. Box CB-13136
                  Nassau, Bahamas

            (c)   CITIZENSHIP

                  Bahamas

            (d)   TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

            (e)   CUSIP NUMBER

                  871016200

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4      OWNERSHIP

      (a)   Amount beneficially owned:

                  3,388,695               (see Note A)

      (b)   Percent of class:

                        10.8 %    (see Note A)

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:

                         3,388,695 (see Note A)

            (ii) Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of:

                        3,388,695    (see Note A)

            (iv) Shared power to dispose or to direct the disposition of: N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             December 15, 2000
                                             -----------------------------------
                                                   (Date)


                                             Dominion Capital Fund, Limited
                                             -----------------------------------
                                             (Signature)

                                             By: Citco Fund Services
                                                --------------------------------


                                             By: /s/ David Sims
                                                --------------------------------

                                             Its: Director
                                                 -------------------------------

                                     NOTE A

The Reporting Person received 1,767,713 shares of Common Stock of the company upon the mandatory conversion of a Debenture due August 2000 and 1,584,000 shares of Common Stock of the Company upon the mandatory conversion of a Debenture due October 2000.

At the time of receipt of the above mentioned shares, the Reporting Person held 36,982 shares of Common Stock of the Company.

The Reporting Person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by or issuable upon the exercise of any conversion or other rights held by any other holder of shares or such rights of the Issuer.